Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

Avnet Reports Fourth Quarter and Fiscal Year 2016 Results

Phoenix, August 10, 2016 - Avnet, Inc. (NYSE:AVT) today announced results for the fourth quarter and fiscal year 2016 ended July 2, 2016.

Q4 Fiscal 2016 Results

•	Sales of $6.2 billion, down 8% year over year and consistent with outlook
•	Adjusted diluted earnings per share of $0.86; diluted earnings per share of $0.75
•	Repurchased $46.8 million in stock, paid $21.6 million in dividends
•	Announced cash offer to acquire Premier Farnell plc

“In the June quarter, our Technology Solutions (TS) group delivered seasonal sequential growth while Electronics Marketing (EM) sequential growth was below our normal seasonal range. Even with the year-over-year decline in revenue, our gross profit margin increased and our Avnet Advantage program resulted in $70 million of annual expense reduction exiting fiscal 2016,” said Bill Amelio, interim CEO of Avnet. “Moving forward, we are defining a clear strategy that leverages our strengths, and we are focusing on accelerating growth, taking cost out of the business and delivering services that will add value for our partners.”

Amelio further added, “We have also increased the pace of some of our strategic investments as we focus on building and enhancing our global capabilities. Our recent offer to acquire Premier Farnell is one example of how we aim to strengthen our digital footprint worldwide. With disciplined execution against our priorities, we can drive sustained growth over time.”

	Fourth Quarters Ended
	July 2, 2016	June 27, 2015	Change
	$ in millions, except per share data
Sales	$6,226.8	$6,796.3	(8.4)%
Constant Currency (1)			(8.3)%
Operating Income	173.0	180.5	(4.2)%
Adjusted Operating Income (1)	194.7	243.8	(20.1)%
Net Income	96.8	158.7	(39.0)%
Adjusted Net Income (1)	112.3	159.5	(29.6)%
Diluted EPS	$0.75	$1.15	(34.8)%
Adjusted Diluted EPS (1)	$0.86	$1.16	(25.9)%

(1)

Year-over-year sales growth rate excludes the impact of changes in foreign currency exchange rates. A discussion on the impact of foreign currency on the Company’s results of operations, the definition of organic sales and a reconciliation of non-GAAP financial information is attached as exhibit 99.2 (“Exhibit 99.2”) to the Form 8-K filed with the Securities Exchange Commission on August 10, 2016.

•	The year-over-year decline in adjusted operating income was driven by the decline in revenue and increased expenses related to the ERP implementation in the Americas region at Electronics Marketing

Cash Flow and Returns to Shareholders

•	Cash used for operations was $72.8 million in the June quarter
•	Cash and cash equivalents at the end of the quarter was $1.03 billion; net debt (total debt less cash and cash equivalents) was $1.46 billion
•

During the June quarter, the Company repurchased 1.2 million shares at a cost of $46.8 million, and entering fiscal 2017 the Company had $174.9 million remaining under the current repurchase authorization

•	The Company paid a dividend of $0.17 per share or $21.6 million during the quarter

“We used cash this quarter as EM built inventory in support of the ERP implementation in the Americas and our accounts payable declined as our fiscal calendar ended after the calendar quarter,” said Kevin Moriarty, CFO of Avnet. “Our balance sheet remains strong as we have over $1 billion of cash on hand and approximately $1.2 billion of available liquidity under our credit facility and accounts receivable securitization program.”

Moriarty added, “With dedicated financing already committed for the Premier Farnell offer, we are well positioned to complete the acquisition and make investments that will transform our business to satisfy the needs of our customers and suppliers around the world.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q4 FY16	Reported	Organic
	Sales	Sales	Sales
	(in millions)
EM Total	$3,939.2	(8.7)%	(8.7)%
Constant Currency (1)		(9.4)%	(9.4)%
Americas	$1,082.2	(14.8)%	(14.8)%
EMEA	$1,293.0	3.9%	3.9%
Constant Currency (1)		2.2%	2.2%
Asia	$1,564.0	(13.2)%	(13.2)%
Constant Currency (1)		(13.8)%	(13.8)%

	Q4 FY16	Q4 FY15	Change
Operating Income	$155.6	$205.9	(24.4)%
Operating Income Margin	4.0%	4.8%	(82)	bps

(1)	Refer to Exhibit 99.2.

•

Working capital (defined as receivables plus inventories less accounts payables) increased 17.1% from the year ago quarter driven by an increase in inventory to support the ERP implementation in the Americas region at EM and a decrease in accounts payable driven by our fiscal calendar, which ended after the calendar quarter in fiscal 2016 as opposed to before the calendar quarter in fiscal 2015

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q4 FY16	Reported	Organic
	Sales	Sales	Sales
	(in millions)
TS Total	$2,287.6	(7.8)%	(8.9)%
Constant Currency (1)		(6.4)%	(7.6)%
Americas	$1,382.9	(7.6)%	(8.0)%
EMEA	$620.8	(0.7)%	(4.5)%
Constant Currency (1)		0.8%	(3.0)%
Asia	$283.9	(20.8)%	(20.8)%
Constant Currency (1)		(17.8)%	(17.8)%

	Q4 FY16	Q4 FY15	Change
Operating Income	$70.8	$77.6	(8.8)%
Operating Income Margin	3.1%	3.1%	(3) bps

(1)	Refer to Exhibit 99.2.

•	At a product level, year-over-year growth in services, software and networking was offset by declines in servers and storage

Fiscal 2016 Avnet Results

•	Sales of $26.2 billion, down 6.1% year over year (3.2% in constant currency)
•	Gross profit margin increased 16 basis points year over year to 11.6%
•	Operating income margin increased 4 basis points year over year to 3.0%
•	Adjusted operating income margin decreased 6 basis points year over year to 3.4%
o	EM declined 22 basis points to 4.4% primarily due to the Americas region
o	TS increased 21 basis points to 3.3% driven by the Americas and EMEA regions
•	Generated $224 million cash from operations in fiscal 2016
o	Repurchased $377 million in stock, paid $89 million in dividends

	FISCAL YEARS ENDED
	July 2, 2016	June 27, 2015	Change

	$ in millions, except per share data
Sales	$26,219.3	$27,924.7	(6.1)%
Constant Currency (1)			(3.2)%
Operating Income	787.7	827.7	(4.8)%
Adjusted Operating Income (1)	895.6	972.5	(7.9)%
Net Income	506.5	571.9	(11.4)%
Adjusted Net Income (1)	562.1	623.1	(9.8)%
Diluted EPS	$3.80	$4.12	(7.8)%
Adjusted Diluted EPS (1)	$4.22	$4.49	(6.0)%

(1)	Refer to Exhibit 99.2.

Outlook for First Quarter of Fiscal 2017 Ending on October 1, 2016

•	Avnet sales are expected to be in the range of $5.8 billion to $6.4 billion
•	EM sales are expected to be in the range of $3.9 billion to $4.2 billion and TS sales are expected to be in the range of $1.9 billion to $2.2 billion.
•	Adjusted diluted earnings per share is expected to be in the range of $0.84 to $0.94 per share
•	The guidance assumes 130 million average diluted shares outstanding and an adjusted tax rate of 26% to 30%

The above guidance excludes any acquisitions, the amortization of intangibles,  any potential restructuring, integration and other expenses and certain income tax adjustments. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate for the first quarter of fiscal 2017 is $1.11 to €1.00. This compares with an average exchange rate of $1.11 to €1.00 in the first quarter of fiscal 2016 and $1.13 to €1.00 in the fourth quarter of fiscal 2016.

In alignment with Avnet’s goal to build a global embedded solutions business, Avnet transferred a portion of its embedded computing solutions business to EM Americas from TS Americas at the beginning of fiscal 2017. As a result of this transfer, approximately $450 million of annual revenue that had been previously reported in TS will be included within EM beginning in fiscal 2017. Therefore, the above guidance for the first quarter of fiscal 2017 takes into account the transfer from TS to EM of approximately $100 million. When adjusted for this transfer and the impact of foreign currency, the midpoint of guidance for EM and TS would represent sequential growth rates of +1% and -5%, respectively, as compared with a normal seasonal range of -2% to +2% for EM and -10% to -5% for TS.

Refer to Exhibit 99.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2016, for a reconciliation of non-GAAP guidance.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “intend,” “estimate,” “forecast,” “expect,” “feel,” “believe,” “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, an industry down-cycle in semiconductors, IT hardware or software products, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Teleconference and Upcoming Events

Avnet will host a quarterly teleconference today at 11:00 a.m. Eastern Time. Financial information including financial statement reconciliations of GAAP to non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the teleconference will also be available after the call.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

From components to cloud and design to disposal, Avnet (NYSE: AVT) accelerates the success of customers who build, sell and use technology globally by providing them with a comprehensive portfolio of innovative products, services and solutions. Avnet is a Fortune 500 company with revenues of $26.2 billion for the fiscal year 2016. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

Media Relations Contact

Maureen O’Leary

Corporate Communications

480-643-7499

maureen.o’leary@avnet.com

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Fourth Quarters Ended		Years Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
	(Thousands, except per share data)
Sales	$6,226,812	$6,796,331	$26,219,279	$27,924,657
Cost of sales	5,495,773	6,010,535	23,181,768	24,731,537
Gross profit	731,039	785,796	3,037,511	3,193,120
Selling, general and administrative expenses	542,100	561,585	2,170,524	2,274,642
Restructuring, integration and other expenses	15,966	43,734	79,318	90,805
Operating income	172,973	180,477	787,669	827,673
Other expense, net	(7,964)	(3,080)	(18,105)	(19,043)
Interest expense	(29,750)	(23,729)	(99,055)	(95,665)
Income before income taxes	135,259	153,668	670,509	712,965
Income tax expense (benefit)	38,453	(5,065)	163,978	141,052
Net income	$96,806	$158,733	$506,531	$571,913
Earnings per share:
Basic	$0.76	$1.16	$3.87	$4.18
Diluted	$0.75	$1.15	$3.80	$4.12
Shares used to compute earnings per share:
Basic	127,930	135,855	130,858	136,688
Diluted	129,799	137,622	133,173	138,791
Cash dividends paid per common share	$0.17	$0.16	$0.68	$0.64

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	July 2,	June 27,
	2016	2015
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,031,478	$932,553
Receivables, net	4,975,120	5,054,307
Inventories	2,856,231	2,482,183
Prepaid and other current assets	141,144	115,858
Total current assets	9,003,973	8,584,901
Property, plant and equipment, net	612,658	568,779
Goodwill	1,281,220	1,278,756
Intangible assets, net	78,397	99,731
Other assets	263,557	267,786
Total assets	$11,239,805	$10,799,953
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,152,599	$331,115
Accounts payable	3,233,781	3,338,052
Accrued expenses and other	556,113	603,129
Total current liabilities	4,942,493	4,272,296
Long-term debt	1,339,204	1,646,501
Other liabilities	266,822	196,135
Total liabilities	6,548,519	6,114,932
Shareholders’ equity	4,691,286	4,685,021
Total liabilities and shareholders’ equity	$11,239,805	$10,799,953

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Years Ended
	July 2,	June 27,
	2016	2015
	(Thousands)
Cash flows from operating activities:
Net income	$506,531	$571,913
Non-cash and other reconciling items:
Depreciation	98,403	95,645
Amortization	28,076	51,674
Deferred income taxes	122,734	18,436
Stock-based compensation	56,908	62,006
Other, net	48,333	87,649
Changes in (net of effects from businesses acquired):
Receivables	25,642	(204,114)
Inventories	(367,684)	(73,226)
Accounts payable	(114,335)	156,565
Accrued expenses and other, net	(180,293)	(182,665)
Net cash flows provided by operating activities	224,315	583,883

Cash flows from financing activities:
Issuance of notes, net of issuance costs	541,500	—
Repayment of notes	(250,000)	—
Borrowings (repayments) under accounts receivable securitization, net	80,000	35,000
Borrowings (repayments) of bank and revolving debt, net	142,840	(115,173)
Repurchases of common stock	(380,943)	(159,984)
Dividends paid on common stock	(88,594)	(87,330)
Other, net	(11,448)	(13,501)
Net cash flows provided (used) for financing activities	33,355	(340,988)

Cash flows from investing activities:
Purchases of property, plant and equipment	(147,548)	(174,374)
Acquisitions of businesses, net of cash acquired	(19,675)	—
Other, net	14,710	(11,969)
Net cash flows used for investing activities	(152,513)	(186,343)

Effect of currency exchange rate changes on cash and cash equivalents	(6,232)	(52,970)

Cash and cash equivalents:
— increase (decrease)	98,925	3,582
— at beginning of period	932,553	928,971
— at end of period	$1,031,478	$932,553

AVNET, INC.

SEGMENT INFORMATION

(UNAUDITED)

	Fourth Quarters Ended		Years Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016*	2015
	(Millions)
Sales:
Electronics Marketing	$3,939.2	$4,315.9	$16,566.8	$17,344.7
Technology Solutions	2,287.6	2,480.5	9,652.5	10,580.0
Avnet Sales	$6,226.8	$6,796.4	$26,219.3	$27,924.7
Operating Income (Expense):
Electronics Marketing	$155.6	$205.9	$725.9	$797.4
Technology Solutions	70.8	77.6	317.9	325.7
Corporate	(31.7)	(39.7)	(148.2)	(150.5)
	194.7	243.8	895.6	972.5
Restructuring, integration and other expenses	(16.0)	(43.7)	(79.3)	(90.8)
Amortization of intangible assets and other	(5.8)	(19.6)	(28.6)	(54.0)
Operating Income	$173.0	$180.5	$787.7	$827.7

*Sub-totals and totals may not foot due to rounding